PRESS RELEASE

GE ELECTS THREE NEW MEMBERS TO BOARD OF DIRECTORS

•Stephen F. Angel, former Chief Executive Officer, Linde plc; Isabella D. Goren, former Chief Financial Officer of American Airlines and AMR Corporation; and Dr. Tomislav Mihaljevic, Chief Executive Officer and President of Cleveland Clinic join the GE Board of Directors
•James Tisch will not stand for reelection, following 12 years of service

BOSTON – March 8, 2022 – GE (NYSE: GE) today announced that its Board of Directors has elected three new members.

GE Chairman and CEO H. Lawrence Culp, Jr. said, “We are pleased to welcome three new world-class directors who add deep domain expertise aligned with our plans to form three independent, investment-grade, industry-leading companies focused on the future of flight, precision health and the energy transition. We look forward to learning from these experienced leaders.”

Culp continued, “On behalf of GE and its Board, I also want to thank Jim Tisch who will not stand for reelection this year. With over 12 years on GE’s Board, we are grateful for his service and dedication to GE.”

GE Lead Director Thomas Horton said, “The Board is committed and excited for GE’s next transformative phase. These new directors bring decades of experience across the aviation, healthcare, and energy industries. As we advance on our plans to form three independent companies, their experience will be incredibly valuable.”

The three new directors are:

Stephen F. Angel (66), who as CEO of Linde plc successfully led the merger of Linde AG and Praxair to create the leading global industrial gases and engineering company. Angel is the non-executive Chairman of Linde plc, after having served as CEO of Linde plc from October 2018 to February 2022. Prior to that, he was Chairman, President and CEO of Praxair, Inc. from 2007 to 2018. Prior to joining Praxair, he spent 22 years in a variety of leadership positions at GE. Angel serves on the Board of Directors of PPG Industries as well as on the board of the Hydrogen Council and is a member of The Business Council. He joins the GE Board effective March 7, 2022.

Isabella “Bella” D. Goren (61), who as former CFO of American Airlines, Inc. and AMR Corporation, brings more than 27 years of aviation industry experience and expertise. Goren held a variety of roles while at American Airlines, ranging from human resources to revenue management, investor relations, international operations, customer relationship marketing, as well as oversight of supply chain and cargo operations. She also served as President of AMR Services, a provider of airport ground services. Goren serves on the Board of Directors of Marriott International as well as the Board of Directors of MassMutual Financial Group. In addition, she serves on the executive board of SMU, Lyle School of Engineering and the advisory board of The University of Texas at Austin, Cockrell School of Engineering. She joins the GE Board effective March 7, 2022.

Tom Mihaljevic, M.D., (58), who as CEO and President of Cleveland Clinic, leads a $12 billion globally integrated healthcare system with 19 hospitals and more than 220 outpatient locations around the world. Prior to his current role, Dr. Mihaljevic served as CEO of Cleveland Clinic Abu Dhabi. Cleveland Clinic Abu Dhabi is part of Mubadala Health's network of world-class healthcare facilities and the first U.S. multispecialty hospital to be replicated outside of North America. He also served as Chief of Staff at Cleveland Clinic Abu Dhabi. Dr. Mihaljevic joined Cleveland Clinic in 2004 as a surgeon in the Department of Thoracic and Cardiovascular Surgery. Previously he was director of the Cardiac Surgery Research Laboratory and an associate surgeon in the Division of Cardiac Surgery at Boston’s Brigham and Women’s Hospital. He also was Assistant Professor of Surgery at Harvard Medical School. Dr. Mihaljevic is co-chairman of the Board of Directors of the US-UAE Business Council, and serves on the boards of OneTen, Greater Cleveland Partnership, United Way of Greater Cleveland and serves on the Board of Trustees of the Musical Arts Association, the nonprofit that oversees The Cleveland Orchestra. He will join the GE Board effective April 11, 2022.

About GE:
GE (NYSE:GE) rises to the challenge of building a world that works. For nearly 130 years, GE has invented the future of industry, and today the company’s dedicated team, leading technology, and global reach and capabilities help the world work more efficiently, reliably, and safely. GE’s people are diverse and dedicated, operating with the highest level of integrity and focus to fulfill GE’s mission and deliver for its customers.

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